Exhibit 99.2

Valvoline Inc.

OFFER TO EXCHANGE

$400,000,000 OUTSTANDING 4.375% SENIOR NOTES DUE 2025

FOR

REGISTERED 4.375% SENIOR NOTES DUE 2025

FULLY AND UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL AND

INTEREST BY THE GUARANTORS

PURSUANT TO THE PROSPECTUS

DATED                     , 2020

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON                     , 2020 UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Registered Holders and Depository Trust Company Participants:

We are enclosing herewith the material listed below relating to the offer by Valvoline Inc., a Kentucky corporation (“Valvoline”), upon the terms and subject to the conditions set forth in the prospectus, dated                , 2020 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “exchange offer”), to exchange all of its issued and outstanding 4.375% Senior Notes due 2025 that were issued on May 22, 2020 (the “Restricted Notes”) for an equivalent principal amount of registered 4.375% Senior Notes due 2025 (the “Exchange Notes”). The Exchange Notes will constitute part of the same series as the $400.0 million aggregate principal amount of 4.375% Senior Notes due 2025 that the Company issued on August 8, 2017 (the “Initial Notes”), substantially all of which have been exchanged for notes that have been registered under the Securities Act (the “Securities Act”). Once exchanged pursuant to this exchange offer, the Exchange Notes are expected to be fungible with and have the same CUSIP number as the Initial Notes that have previously been exchanged. All references to the Exchange Notes and Restricted Notes include references to the related guarantees, as appropriate.

Enclosed herewith are copies of the following documents:

1. Prospectus, dated                    , 2020;

2. Letter of Transmittal (together with accompanying IRS Form W-9 and related Guidelines);

3. Letter that may be sent to your clients for whose account you hold Restricted Notes in your name or in the name of your nominee; and

4. Letter that may be sent from your clients to you with such clients’ instruction with regard to the exchange offer (included in item 3 above).

We urge you to contact your clients promptly. Please note that the exchange offer will expire on the Expiration Date unless extended. The exchange offer is not conditioned upon any minimum number of Restricted Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Restricted Notes will represent to Valvoline that:

•

it is not an affiliate of Valvoline within the meaning of Rule 405 of the Securities Act or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable;

•

it is not participating, and it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act;

•	if it is a broker-dealer, it has not entered into any arrangement or understanding with Valvoline or any of Valvoline’s affiliates to distribute the Exchange Notes;

•	it is acquiring the Exchange Notes in the ordinary course of its business; and

•	it is not acting on behalf of any person or entity that could not truthfully make these representations.

If the exchange offeree is a broker-dealer holding Restricted Notes acquired for its own account as a result of market-making activities or other trading activities, it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes received in respect of such Restricted Notes pursuant to the exchange offer.

If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Restricted Notes, it acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Restricted Notes for you to make the foregoing representations.

Valvoline will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of Restricted Notes pursuant to the exchange offer. Valvoline will pay or cause to be paid any transfer taxes payable on the transfer of Restricted Notes to it, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from the information agent and exchange agent by calling U.S. Bank National Association at (800) 934-6802.

Very truly yours, VALVOLINE INC.

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